Neurogene Announces Oversubscribed $200 Million Private Placement
Financing included participation from top-tier healthcare funds
Proceeds expected to fund Company into the second half of 2027
Company to host webcast to review interim clinical data from Phase 1/2 trial of NGN-401 gene therapy for Rett syndrome on November 11 at 4:30 p.m. ET
NEW YORK – November 4, 2024 – Neurogene Inc. (Nasdaq: NGNE), a clinical-stage company founded to bring life-changing genetic medicines to patients and families affected by rare neurological diseases, today announced that it has entered into a securities purchase agreement for a private investment in public equity (“PIPE”) financing that is expected to result in gross proceeds of approximately $200 million to Neurogene, before placement agent fees and offering expenses. The oversubscribed PIPE financing included participation from a U.S.-based healthcare focused investor, RTW Investments, Casdin Capital, EcoR1 Capital, Redmile Group, Great Point Partners, LLC, Commodore Capital and Samsara BioCapital.
Pursuant to the terms of the securities purchase agreement, Neurogene is selling an aggregate of (i) 1,835,000 shares of its common stock (“Common Stock”) at a purchase price of $50.00 per share and (ii) pre-funded warrants to purchase 2,165,042 shares of Common Stock at a price of $49.999 per pre-funded warrant. The pre-funded warrants have an exercise price of $0.001 per share. Following the transaction, there will be approximately 21.0 million shares of common stock outstanding (assuming the exercise in full of all pre-funded warrants). The PIPE financing is expected to close on or about November 5, 2024, subject to satisfaction of customary closing conditions.
Neurogene expects the net proceeds from the PIPE financing along with its existing cash and cash equivalents will provide runway into the second half of 2027. Neurogene anticipates the funding will allow for the completion of enrollment of a future registrational study for NGN-401 for Rett syndrome, CMC scale-up to support NGN-401 registrational activities, further development of its EXACT™ gene therapy pipeline and other general corporate purposes.
Neurogene will host a webcast to review the safety data from the low- and high-dose cohorts and interim efficacy data from the low-dose cohort of the NGN-401 Phase 1/2 trial on November 11, 2024 at 4:30 p.m. ET.
TD Cowen, Leerink Partners, Stifel and William Blair are acting as joint placement agents for the private placement.
The offer and sale of the foregoing securities are being made in a transaction not involving a public offering and the securities have not been registered under the Securities Act of 1933, as amended, and may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. Concurrently with the execution of the securities purchase agreement, Neurogene and the investors entered into a registration rights agreement pursuant to which the Company has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”)

registering the resale of the shares of Common Stock and the Common Stock issuable upon exercise of the pre-funded warrants sold in the PIPE financing.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
About Neurogene
The mission of Neurogene is to treat devastating neurological diseases to improve the lives of patients and families impacted by these rare diseases. Neurogene is developing novel approaches and treatments to address the limitations of conventional gene therapy in central nervous system disorders. This includes selecting a delivery approach to maximize distribution to target tissues and designing products to maximize potency and purity for an optimized efficacy and safety profile. Neurogene’s novel and proprietary EXACT transgene regulation platform technology allows for the delivery of therapeutic levels while limiting transgene toxicity associated with conventional gene therapy. Neurogene has constructed a state-of-the-art gene therapy manufacturing facility in Houston, Texas. CGMP production of NGN-401 was conducted in this facility and will support pivotal clinical development activities.
Cautionary Note Regarding Forward-Looking Statements
Statements in this press release which are not historical in nature are intended to be, and hereby are identified as, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current expectations and beliefs of the management of Neurogene, as well as assumptions made by, and information currently available to, management of Neurogene, including, but not limited to, statements regarding: the intended use of proceeds from the PIPE financing, Neurogene’s cash sufficiency and runway, the expected timing of closing of the PIPE financing and the completion of the PIPE financing, Neurogene’s business plans; and its expected cash resources and liquidity. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “on track,” and other similar expressions or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Forward-looking statements are based on current beliefs and assumptions that are subject to risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence, which could cause actual results to differ materially from anticipated results and many of which are outside of Neurogene’s control. Such risks, uncertainties and assumptions include, among other things: market conditions and the satisfaction of the customary closing conditions, and other risks and uncertainties identified under the heading "Risk Factors" included in Neurogene’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on March 18, 2024, or its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, and other filings that Neurogene has made and may make with the SEC in the future. Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that the contemplated results of any such forward-looking statements will be achieved. Forward-looking statements in this communication speak only as of the day they are made and are qualified in their entirety by reference to the cautionary statements herein. Except as required by applicable law, Neurogene undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
Cara Mayfield
Vice President, Corporate Affairs
cara.mayfield@neurogene.com
Investor Contact:
Melissa Forst
Argot Partners
Neurogene@argotpartners.com